Exhibit 99.(a)(6)


                             THE LAZARD FUNDS, INC.

                             ARTICLES SUPPLEMENTARY


         The Lazard Funds, Inc. (the "Corporation"), a Maryland corporation having its principal office in the state of Maryland in Baltimore City, certifies that:

                  FIRST: The Board of Directors has classified 100,000,000 authorized but unissued shares of the Corporation's Class A Common Stock as 50,000,000 shares of the Corporation's Class B Common Stock and as 50,000,000 shares of the Corporation's Class F Common Stock. Each share of Class B Common Stock and Class F Common Stock as here reclassified shall have and be subject to all of the preferences, conversion and other rights, voting powers, limitations as to dividends, qualifications and terms and conditions of or rights to require redemption set forth in the Articles of Incorporation with respect to the Class B Common Stock and Class F Common Stock, respectively; and

                  SECOND: The stock has been classified and reclassified by the Board of Directors under authority contained in the Articles of Incorporation.

         IN WITNESS WHEREOF, the Lazard Funds, Inc. has executed these Articles Supplementary as of March 31, 1995. The authorized officer who executed these Articles Supplementary acknowledges them to be the act of the Corporation and states under penalties for perjury that to the best of his knowledge, information and belief, the matters and facts set forth herein with respect to their authorization and approval are true in all material respects.

                                                THE LAZARD FUNDS, INC.

                                                By: /s/Herbert W. Gullquist
                                                    --------------------------
                                                    Herbert W. Gullquist
                                                    President

WITNESS:

/s/ William G. Butterly, III
-------------------------------
William G. Butterly, III
Secretary